                                                                EXHIBIT 10.U

       CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND FILED
        SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT
      TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934,
                                   AS AMENDED

                                    AGREEMENT

                                     BETWEEN

                          UNIMED PHARMACEUTICALS, INC.

                                       AND

                              SYNTEX (U.S.A.) INC.








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                                TABLE OF CONTENTS
SECTION                                                                   PAGE
                                                                          ----

1.       DEFINITIONS.......................................................  1

2.       TECHNOLOGY TRANSFER...............................................  4
         2.1      Transfer.................................................  4
         2.2      Discussions..............................................  4
         2.3      Observation..............................................  4
         2.4      Maintenance of Records...................................  4
         2.5      Termination of Technology Transfer.......................  5

3.       SUPPLY............................................................  5
         3.1      Single Campaign..........................................  5
         3.2      Labeling.................................................  5
         3.3      Clinical Supplies........................................  5
         3.4      Additional Active Ingredient.............................  5
         3.5      Quality..................................................  5
         3.6      FRS In Active Ingredient.................................  6
         3.7      Identification of FRS....................................  6

4.       REPRESENTATIONS, WARRANTIES, AND COVENANTS........................  6
         4.1      Manufacturing Complaints.................................  6
         4.2      Stability Studies........................................  6
         4.3      Compassionate Use........................................  7
         4.4      NDA......................................................  7
         4.5      NDA Supplement...........................................  7
         4.6      Litigation...............................................  7
         4.7      Infringement.............................................  7
         4.8      Non-Compete..............................................  7

5.       ASSETS............................................................  7
         5.1      Transfer Know-How........................................  7
         5.2      Licensed Know-How........................................  7
         5.3      Trademarks...............................................  8
         5.4      Registrations............................................  8
         5.5      DMF......................................................  8
         5.6      Punches..................................................  8
         5.7      Assumption of Liabilities................................  8

6.       CONSIDERATION.....................................................  8
         6.1      Payments.................................................  8
         6.2      Additional Payments......................................  9
         6.3      Royalties................................................  9
         6.4      Reduction of Royalties...................................  9

7.       REPORTING......................................................... 10


                                       (i)

8.       INDEMNITY AND WARRANTY............................................ 10
         8.1      Indemnity by Unimed...................................... 10
         8.2      Indemnity by Syntex...................................... 10
         8.3      Authority................................................ 11
         8.4      Sale of Product.......................................... 11
         8.5      No Warranty.............................................. 11

9.       TERM.............................................................. 11

10.      DEFAULT........................................................... 11
         10.1     Rights on Default........................................ 11
         10.2     Rights on Bankruptcy..................................... 11

11.      MISCELLANEOUS..................................................... 12
         11.1     Law...................................................... 12
         11.2     Survival................................................. 12
         11.3     Severability............................................. 12
         11.4     Publicity................................................ 12
         11.5     Notice and Payment....................................... 13
         11.6     Entire Agreement......................................... 13
         11.7     Force Majeure............................................ 14
         11.8     Assignees................................................ 14






                                      (ii)

                                    AGREEMENT

     THIS AGREEMENT is entered into by and between Unimed Pharmaceuticals, Inc., a Delaware corporation located at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089 ("Unimed") and Syntex (U.S.A) Inc., a Delaware corporation located at 3401 Hillview Avenue, Palo Alto, California 94304 ("Syntex").

     WHEREAS, Syntex developed know-how and owns rights relating to the Product throughout the Territory;

     WHEREAS, Syntex owns the Registrations with respect to the Product;

     WHEREAS, there is a medical need in the Territory for the Product to be distributed for the treatment of Fanconi's Anemia and related anemias, all as indicated in the FDA approved labeling for the Product;

     WHEREAS, Unimed desires to obtain Syntex's know-how and rights related to the Product (including the ownership rights to the Registrations therefor) and to distribute the Product in the Territory, among other things, for the treatment of Fanconi's Anemia;

     WHEREAS, Unimed desires to have a limited quantity of the Product supplied to it by Syntex for distribution and sale in the Territory under the terms and conditions described below, and Syntex is willing to supply such Product to Unimed;

     NOW, THEREFORE, for and in consideration of the mutual covenants herein, Unimed and Syntex agree as follows:

     1.   DEFINITIONS.

     "Active Ingredient" shall mean the chemical compound drug substance known as oxymetholone.

     "Affiliate" shall mean:

          (a) a business entity which owns, directly or indirectly, a controlling interest in Syntex or Unimed, by stock ownership or otherwise; or

          (b) a business entity which is owned by Syntex or Unimed, either directly or indirectly, by stock ownership or otherwise; or

          (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of Syntex or Unimed.

Anything to the contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation, and its subsidiaries shall not be deemed an Affiliate of Syntex, unless Syntex in its sole discretion notifies Unimed that Genentech shall be considered an Affiliate of Syntex.

     "Campaign" shall have the meaning set forth in Section 3.1.

     "Canadian NDA" means a New Drug Application, as such term is defined by the Food and Drug Regulations issued pursuant to the Food and Drugs Act and as interpreted by the HPB, as set forth on Appendix A.

     "DEA" shall mean the United States Drug Enforcement Administration.

     "DEA Site" shall mean a site that has a current, valid DEA permit to receive a Schedule 3 controlled substance.

     "DIN" shall mean the Drug Identification Number as such term is defined by the HPB.

     "DMF" shall mean the Type 2 Drug Master File filed with the FDA by Syntex or an Affiliate of Syntex.

     "Effective Date" shall mean the day both parties become a signatory to this Agreement.

     "FDA" shall mean the United States Food and Drug Administration.

     "First Commercial Sale" shall mean the first sale to a Third Party of the Product by Unimed in the Territory.

     "HPB" means the applicable federal Canadian authorities and agencies including the Health Protection Branch of Health Canada.

     "IND" shall mean the Investigational New Drug exemptions, as such term is defined by the FDA, set forth on Appendix A.

     "Manufacturing Area" shall have the meaning set forth in Section 2.3.

     "Manufacturing Know-How" means the Transferred Know-How and the Licensed Know-How, collectively.

     "Master Batch Record" shall mean the current master manufacturing instructions for the Product as set forth in the NDA.

     "MQA File" means the Master Quality Assurance File developed by Syntex Research for the Product, a copy of which has previously been delivered to Unimed by Syntex.

     "NDA" shall mean the New Drug Application, as such term is defined by the FDA, set forth on Appendix A.

     "NDA Supplement" shall mean the Supplement to the NDA filed by Syntex on November 14, 1996.

     "Net Sales" shall mean the aggregate gross sales for trade shipments of Product to Third Parties in the Territory made by the Unimed Group less credits issued during the reporting period, to the extent included in the price charged, for (i) chargebacks, rebates and credits including those



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incurred or granted on account of returns or price adjustments; (ii) trade, cash, and other discounts or rebates; (iii) sales and other excise taxes and duties; and (iv) transportation, insurance, and handling charges and expenses. Net Sales shall be calculated after cash discounts given to customers.

     "Plant" means the Syntex manufacturing facility located in Palo Alto, California.

     "Products" shall mean the finished pharmaceutical drug product containing the Active Ingredient as further described in the NDA.

     "Registrations" shall mean the NDA, the Canadian DIN, and the INDs.

     "Specifications" means the raw material and component specifications and the in-process and finished Product specifications for release for the Product as set forth in the NDA.

     "Studies" shall mean the clinical studies to be conducted by or on behalf of Unimed.

     "Substantial Competition" shall mean market penetration in the Territory by one or more third parties who are not members of the Unimed Group which market penetration, with respect to the Product, cumulatively amounts to more than thirty three and one third percent (33 1/3 %) market share of such Product determined on a gram basis of Active Ingredient in the Territory during a calendar year.

     "Territory" shall mean the United States of America and its territories and possessions and Canada.

     "Third Party(ies)" shall mean a person or entity who or which is neither a party hereto nor an Affiliate of a party hereto.

     "Trademarks" shall mean all trademarks and registrations as listed in Appendix B. attached hereto and made a part hereof.

     "Unimed Group" shall mean Unimed, its Affiliates and its sublicensees.

     2.   TECHNOLOGY TRANSFER.

     2.1 TRANSFER. Syntex shall transfer to Unimed the Master Batch Record and the MQA File. Syntex shall transfer to Unimed the manufacturing technology and know-how that are contained in the Master Batch Record and MQA File and that are exclusively used in manufacturing the Product (the "Transferred Know-How") and any manufacturing technology and know-how contained in the Master Batch Record or MQA File that are necessary or used in manufacturing the Product but not exclusively used thereto (the "Licensed Know-How").

     2.2 DISCUSSIONS. Unimed may meet with Syntex or its Affiliates, at reasonable times and locations acceptable to both parties, for Syntex or its Affiliates to review with Unimed the Manufacturing Know-How and answer Unimed's questions with respect to the Manufacturing Know-How. Such meetings shall not exceed four (4) eight (8) hour days in number, or result in



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Syntex or its Affiliates having to conduct any additional activities or make any additional expenditures in time or money whatsoever with respect to Unimed's research or development of the Product. In no event shall Syntex or its Affiliates be required to create, develop, search for, or deliver additional Know-How to Unimed beyond the Manufacturing Know-How. Moreover, to the extent reasonably possible, Unimed shall reduce to writing all questions of Syntex or its Affiliates and give same to Syntex or its Affiliates in advance of any meeting.

     2.3 OBSERVATION. During the Campaign, Syntex or its Affiliates will allow Unimed personnel to visit its facilities in order to facilitate Unimed in learning the Know-How necessary to manufacture and package Product. Any expenses incurred by Unimed shall be solely for its own account. During such visits, Unimed shall fully cooperate with Syntex or its Affiliates and its personnel, including but not limited to: (i) obtaining Syntex's or its Affiliates' and if necessary, DEA security clearance prior to any entry into the manufacturing and packaging area of the Plant (the "Manufacturing Area"); (ii) providing Syntex or its Affiliates with written physician's reports for each Unimed employee who will enter the Manufacturing Area prior to any entry into the Manufacturing Area stating that such employees are certified to use a respirator while in the Manufacturing Area; and (iii) meeting all other additional reasonable requirements of Syntex's or its Affiliates' Environmental Health Services department, including, attending a mandatory drug, safety training workshop prior to entering the Manufacturing Area. The parties acknowledge that the Campaign has been concluded prior to execution of this Agreement.

     2.4 MAINTENANCE OF RECORDS. During the term hereof and subject to the limitations set forth in this subsection and for a period of five (5) years thereafter (or such longer period as may be required by law), Syntex or its Affiliates or third party contractors shall maintain, and shall grant Unimed access to, all books and records related to manufacture of the Product hereunder at reasonably agreed upon times, provided, however, that if the FDA has requested an immediate response, Syntex or its Affiliates shall permit Unimed immediate access to such books and records as soon as reasonably possible. Immediate access shall be defined as at least one business day from notification of request, though Syntex shall endeavor to respond more promptly if possible.

     2.5 TERMINATION OF TECHNOLOGY TRANSFER. It is the intentions of both parties to complete the transfer of Manufacturing Know-How and Product as soon as possible and thus early meetings are encouraged. Upon termination of the Campaign, Syntex shall, to the extent resources are available, which determination shall be made in Syntex' sole discretion, be available for reasonable amounts of telephone discussions and hands-on support. Unimed shall pay all travel costs and an hourly rate for consulting for hands-on support to be mutually agreed upon by the parties.

     3.   SUPPLY.

     3.1 SINGLE CAMPAIGN. Syntex has manufactured one campaign of three batches of the Product at the Plant (the "Campaign"). Syntex shall have no further obligation to manufacture the Product. After Unimed provides to Syntex a shipping address in the Territory, and after Syntex receives the Initial Payment (as hereinafter defined), Syntex shall provide Unimed with Product in finished dosage form in accordance with the Specifications and in accordance with the quantity and timing schedule as set forth in Appendix C, attached hereto and made a part hereof. Such Product will be shipped F.O.B., the Plant, to one DEA Site as designated by Unimed. Unimed must supply




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to Syntex a copy of the DEA Certificate indicating that the destination designated by Unimed is a DEA Site prior to shipping. Appendix C describes all of the Product which shall be provided by Syntex to Unimed.

     3.2 LABELING. The Product shall be packaged in unlabeled bottles of 100 tablets per bottle. The bottles will be identified with the Syntex lot number. One thousand bottles will have Syntex or Hoffmann-La Roche Ltd. labeling at no charge to Unimed. All remaining bottles of the Product will be labeled with Unimed labeling at cost and shall be invoiced by Syntex to Unimed.

     3.3 CLINICAL SUPPLIES. Syntex shall manufacture for Unimed approximately 500 bottles of 100 tablets each of the Product for use by Unimed in the Studies. Such Product shall be delivered to Unimed in accordance with the timing schedule set forth in Appendix C. Syntex will mark and score such Product in accordance with written instructions from Unimed.

     3.4 ADDITIONAL ACTIVE INGREDIENT. Syntex or one of its Affiliates shall sell to Unimed Active Ingredient to the extent such Active Ingredient is available, pursuant to written purchase orders which may be submitted by Unimed to Syntex. The price of the Active Ingredient shall be $3,300 per kilo.

     3.5 QUALITY. The Product and the Active have been or will be manufactured, packaged, and stored in accordance with the Specifications and with applicable laws, rules, orders, regulations and FDA requirements (including Good Manufacturing Practices); provided, however, that the parties acknowledge the fact that there is a Foreign Related Substance ("FRS") in the Active Ingredient and the provisions of Section 3.6 supersede the warranty set forth herein. The Product shall be deemed to have met Specifications unless Unimed notifies Syntex that the Product does not meet Specifications within sixty (60) days after the first receipt by Unimed or its designee of the finished Product. If there is a difference of opinion concerning the conformance of the Product, Syntex and Unimed agree to consult with each other in order to explain and resolve the discrepancy between each other's determinations. If, after good faith attempt by the parties to do so, such consultation does not resolve the discrepancy, Syntex and Unimed agree to nominate an independent, reputable laboratory, acceptable to both parties, that shall repeat the applicable Methods of Analysis on representative samples from the Campaign provided by both Syntex and Unimed, and the resulting determinations shall be binding on Syntex and Unimed for the purposes hereof. The party whose assertion as to the conformity or nonconformity of the Product in question is not borne out by the results of testing by the independent laboratory shall bear all costs and expenses of such testing.

     3.6 FRS IN ACTIVE INGREDIENT. The parties acknowledge that there is an FRS in the Active Ingredient and the parties are endeavoring to solve the problem in accordance with Section 3.7. Until the NDA Supplement is approved by the FDA, and there is no guaranty that it will be approved, the Product may not be sold commercially but only supplied under the investigator-held IND for compassionate use.

     3.7 IDENTIFICATION OF FRS. Syntex will identify a party, either within or outside Syntex, to attempt to identify the FRS. Syntex is responsible for contracting with an outside party to identify the FRS. If the FRS is successfully identified, Syntex and Unimed shall share the cost for that work equally, up to a total cost of twenty-five thousand dollars ($25,000) each. If the FRS is


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not successfully identified, Syntex shall pay all costs for that work. If the cost of identifying the FRS exceeds a total of fifty thousand dollars ($50,000), Unimed and Syntex shall negotiate in good faith the manner in which the cost is to be allocated between the parties. In no event, however, will Syntex be obligated to expend more than one hundred thousand dollars ($100,000) to identify the FRS.

     4.   REPRESENTATIONS, WARRANTIES, AND COVENANTS.

     4.1 MANUFACTURING COMPLAINTS. Notwithstanding anything contained herein to the contrary, Syntex or its Affiliates or its third party contractors shall maintain books and records related to Product-related customer complaints (i.e. complaints relating to the manufacture of the Product, but not complaints relating to the Product itself or adverse reactions) concerning the Product for twenty-four (24) months after the Effective Date.

     4.2 STABILITY STUDIES. As soon as possible following the execution of this Agreement, Unimed shall qualify a testing site for stability studies. Syntex shall transfer all ongoing stability studies for the Product and the responsibility therefor to Unimed immediately upon qualification of such a site.

     4.3 COMPASSIONATE USE. Unimed shall supply the Product on a compassionate use basis as requested for the treatment of Fanconi's Anemia. Upon execution of this Agreement, Syntex shall send a letter to the Fanconi's Anemia Society informing them that Unimed now owns the Registrations and that further inquiries and requests with respect to the Product should be directed to Unimed. In addition, Syntex shall forward all Compassionate Use requests to Unimed and send a letter to the inquirer informing the inquirer of the same. Unimed shall continue to fulfill this obligation regardless of whether the NDA Supplement is approved for so long as tablets are available; provided, however, that once tablets are available for commercial sale, Unimed may cease distribution under the Compassionate Use Program.

     4.4 NDA. Syntex represents and warrants that (i) each of the NDA and the NDA Supplement is accurate and complete in all material respects and has been amended and supplemented as required by law up to the date of this Agreement; and (ii) the NDA has been and remains active and has never been withdrawn for any reason. An NDA Supplement has been filed with respect to the FRS issue in the Active Ingredient. A complete and accurate copy of such NDA Supplement has been provided to Unimed.

     4.5 NDA SUPPLEMENT. Following Closing, Unimed will be responsible for any regulatory work, including the NDA Supplement.

     4.6 LITIGATION. Syntex represents that to the best of its knowledge, neither Syntex nor any of its Affiliates has been a party to any product liability litigation in the United States since 1991.

     4.7 INFRINGEMENT. As of the date hereof, Syntex has no knowledge and has, to the best of its knowledge, received no notice that the manufacture, packaging or sale of Product in the Territory as contemplated herein conflicts with or violates any existing patents, proprietary information or other intellectual property rights of any third party.



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     4.8  NON-COMPETE. For the five (5) year period following the date hereof, neither Syntex nor any of its Affiliates shall directly or indirectly, manufacture, distribute, or sell oxymetholone or any product containing oxymetholone (whether or not under the Trademarks) for use in the Territory, except with respect to this Campaign, which will be sold to Unimed pursuant to this Agreement.

     5.   ASSETS.

     5.1 TRANSFER KNOW-HOW. Syntex hereby assigns and transfers to Unimed all of Syntex's right, title and interest in and to the Transfer Know-How.

     5.2 LICENSED KNOW-HOW. Syntex hereby grants Unimed a non-exclusive, perpetual, paid-up, irrevocable, royalty-free, license in the Territory, with right to sublicense, to the Licensed Know-How with such license or sublicense being restricted to use for the Product.

     5.3 TRADEMARKS. Syntex hereby assigns and transfers to Unimed all of Syntex's right, title and interest in the Trademarks. Following Closing, Unimed shall prepare and Syntex shall execute such documents as Unimed may reasonably request in order to record the assignment of the Trademarks. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto, shall be borne solely by Unimed. Nothing contained herein shall be deemed to transfer to Unimed any rights to any trademarks outside the Territory, including but not limited to the right to use the Trademarks outside the Territory. In addition, Syntex makes no representations or warranties that the use of the Trademarks outside the Territory will not violate or infringe any other trademark.

     5.4 REGISTRATIONS. Syntex shall promptly assign and transfer to Unimed all of Syntex's right, title and interest in and to the Registrations. Syntex represents that to the extent requested by Unimed, it has provided access to true and complete copies of the NDA prior to Closing. As soon as reasonably possible after Closing, Syntex shall transfer the originals of the NDA and the Canadian DIN to Unimed. Upon execution of this Agreement, Syntex shall execute a letter to each of the FDA and the Canadian HPB transferring the Registrations.

     5.5 DMF. Syntex shall promptly assign and transfer the DMF to Unimed; provided, however, that Unimed shall permit Syntex and its designees to reference the DMF upon request.

     5.6 PUNCHES. Syntex shall transfer to Unimed the tablet punches used in the Campaign within a reasonable time period after the Campaign is concluded.

     5.7 ASSUMPTION OF LIABILITIES. Unimed will assume all responsibility for the Trademarks and Registrations as of the Effective Date, including complying with all government regulations and laws, except to the extent Syntex is responsible for complying with all government regulations and laws with respect to manufacturing the Products pursuant to the Campaign.

     6.   CONSIDERATION.

     6.1 PAYMENTS. In consideration of the sale, conveyance, assignment, transfer and


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delivery of the assets set forth in Article 5, Unimed shall be obligated to pay
Syntex a total of XXXXX dollars ($XXXXX) as of the Effective Date (the "Purchase Price"). Unimed shall pay Syntex XXXXX dollars ($XXXXX) at the Effective Date ("Initial Payment"). Unimed's obligation to pay the remaining XXXXX dollars ($XXXXX) is contingent upon the NDA Supplement being approved by the FDA ("Additional Payments"). If the NDA Supplement is approved by the FDA, Unimed shall pay to Syntex the Additional Payments as set forth below:

          6.1.1 XXXXX dollars ($XXXXX) within thirty (30) days of approval of the NDA Supplement;

          6.1.2 XXXXX dollars ($XXXXX) within one hundred eighty (180) days after approval of NDA supplement;

          6.1.3 XXXXX dollars ($XXXXX) within three hundred sixty (360) days after approval of NDA supplement.

     6.2 ADDITIONAL PAYMENTS. Unimed shall not be obligated to pay to Syntex any of the Additional Payments unless the NDA Supplement is approved by the FDA within two (2) years of the Effective Date.

     6.3 ROYALTIES. In consideration of the assignments contemplated in Article 5 hereof, Unimed shall pay Syntex a royalty of XXXXX percent (XXXXX%) of Net Sales sold by the Unimed Group in the Territory. The term of the royalties shall be for a period of ten (10) years from the date of the First Commercial Sale by the Unimed Group in the Territory. All royalty payments due to Syntex under this Agreement shall accrue and be payable to Syntex quarterly at the address designated in Article 11.5 hereof in U.S. Dollars within sixty (60) days of the end of each calendar quarter. All payments of royalties shall be accompanied by a statement from Unimed setting forth the Net Sales by the Unimed Group.

     6.4  REDUCTION OF ROYALTIES.

          6.4.1 Unimed shall notify Syntex in writing, and provide reasonable documentation, if Unimed determines that Substantial Competition exists in the Territory and shall indicate the date when it reasonably believes the Substantial Competition commenced. Upon Unimed's providing such notice and reasonable documentation, Syntex may agree or disagree with Unimed's determination. If Syntex agrees with Unimed's determination, Unimed may reduce the royalty from XXXXX percent (XXXXX%) to XXXXX percent (XXXXX%) of Net Sales of Product sold in the Territory by the Unimed Group from the date on which the Substantial Competition commenced, for so long as the Substantial Competition continues. If Syntex disagrees with Unimed's determination, Syntex shall provide Unimed with reasonable documentation upon which Syntex bases its disagreement, and the parties agree to discuss in good faith resolution of the disagreement.

          6.4.2 Unimed shall promptly notify Syntex when Substantial Competition in the Territory no longer continues and shall indicate the date when the substantial competition ceased. Unimed shall pay Syntex a royalty of XXXXX percent (XXXXX%) of Net Sales of Product sold in the Territory by the Unimed Group from the date on which the Substantial


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     Competition ceased.

          6.4.3 Syntex may, at its option, notify Unimed in writing if Syntex determines that Substantial Competition in the Territory no longer continues and shall indicate the date when it reasonably believes the Substantial Competition ceased. Upon Syntex's providing such notice and reasonable documentation, Unimed may agree or disagree with Syntex's determination. If Unimed agrees with Syntex's determination, Unimed shall pay Syntex a royalty of XXXXX percent (XXXXX%) of Net Sales of Product sold in the Territory by the Unimed Group from the date on which the Substantial Competition ceased. If Unimed disagrees with Syntex's determination, Unimed shall provide Syntex with reasonable documentation upon which Unimed bases its disagreement, and the parties agree to discuss in good faith resolution of the disagreement.

     7.   REPORTING.

     Unimed shall keep and shall require its Affiliates and sublicensees to maintain records as are required to accurately determine royalties due Syntex under this Agreement. Unimed's, Unimed's Affiliates, and Unimed's sublicensees books and supporting data shall be open, at all reasonable times, for four (4) years following the end of the reporting period to which they pertain, to the inspection of a certified public accountant selected by Syntex (including an employee of Syntex or its Affiliates) and reasonably acceptable to Unimed; provided, however, that if there is a dispute over an audit conducted by an employee of Syntex or its Affiliates, then Syntex shall select an independent public accountant, reasonably acceptable to Unimed Syntex will pay for such audit, unless it reveals an underpayment of royalties of five percent (5%) or greater for the period being audited, upon which occurrence the cost will be incurred by Unimed.

     8.   INDEMNITY AND WARRANTY.

     8.1 INDEMNITY BY UNIMED. Unimed will defend, indemnify, and hold harmless Syntex and its Affiliates, the managers, directors, officers, employees, and agents of Syntex and its Affiliates, from and against any and all losses, costs, damages, expenses, fees (including reasonable attorneys' fees) and/or liabilities (excluding, in any event, damages for lost profits) directly or indirectly resulting from claims, lawsuits and/or judgments (hereinafter referred to as "Claims"), which are incurred or asserted as a result of the Unimed Group's making, having made, using, manufacturing, promoting, selling or otherwise disposing of Product, except for those Claims for which Syntex is responsible pursuant to Article 8.2.

     8.2 INDEMNITY BY SYNTEX. Syntex will defend, indemnify, and hold harmless Unimed and its Affiliates, the managers, directors, officers, employees, and agents of Unimed and its Affiliates, from and against any and all losses, costs, damages, expenses, fees (including reasonable attorneys' fees) and/or liabilities (excluding, in any event, damages for lost profits) directly or indirectly resulting from claims, lawsuits and/or judgments (hereinafter referred to as "Liabilities") which are incurred or asserted as a result of Syntex making or having distributed, sold (other than to Unimed), or made Product, except for those Liabilities which result from the sole negligence of Unimed. Notwithstanding the above, Syntex shall have no obligation to defend, indemnify, or hold harmless Unimed or its Affiliates, managers, directors, officers, employees, or agents of Unimed or its Affiliates, from or against any or all Liabilities directly or indirectly resulting from Claims with

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respect to Product which Syntex made or had made in accordance with the
Specifications unless such product was sold by or on behalf of Syntex prior to the Effective Date.

     8.3 AUTHORITY. Each party warrants and represents that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

     8.4 SALE OF PRODUCT. Unimed warranties and represents that Product shall be sold, including promotion and marketing, in accordance with all governmental regulations and laws applicable to the Product.

     8.5 NO WARRANTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SYNTEX PROVIDES THE MANUFACTURING KNOW-HOW, PRODUCT, AND TRADEMARKS WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT.

     9.   TERM.

     The term of this Agreement shall commence on the Effective Date and shall continue until the expiration of Unimed's royalty obligations under Article 6 of this Agreement.

     10.  DEFAULT.

     10.1 RIGHTS ON DEFAULT. Failure by Unimed to comply in any material respect with any of its obligations under this Agreement (hereinafter referred to as "Default") shall entitle Syntex to give Unimed written notice requiring Unimed to cure such Default. If Unimed does not cure such Default within sixty (60) days after the date of such notice (hereinafter referred to as "Cure Period"):

               (i)  at the option of Syntex, any or all those payments under
          Section 6.1 not previously paid to Syntex by Unimed must be paid to Syntex immediately at the end the Cure Period, and

               (ii) in the event that the Default is under Section 6.1, Syntex, at its option, shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement or by law or in equity, to have Unimed assign and transfer, or cause to be assigned or transferred, to Syntex all or part of the right, title and interest in and to Trademarks, Transfer Know-How, and/or Product(s).

The rights of Syntex under this Section 10.1 shall not be affected in any way by Syntex's waiver or failure to take action with respect to any previous Default.

     10.2 RIGHTS ON BANKRUPTCY. In the event Unimed becomes insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver Unimed of all or a substantial part of Unimed's property or any case or proceeding shall have been commenced or other action taken by or against Unimed in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under the bankruptcy, insolvency, reorganization or similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of Unimed, and any such event shall have continued for ninety (90) days undismissed, unbended and undischarged:

               (i) at the option of Syntex, any or all those payments under
          Section 6.1 not previously paid to Syntex by Unimed must be paid to Syntex immediately, and

               (ii) if all payments due under Section 6.1 have not been paid to Syntex, then Syntex, at its option and upon prior written notice to Unimed, shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement or by law or in equity, to have Unimed assign and transfer, or cause to be assigned or transferred, to Syntex all or part of the right, title and interest in and to Trademarks, Transfer Know-How, and/or Product(s).

     11.  MISCELLANEOUS.

     11.1 LAW. This Agreement shall be governed and interpreted under the laws of New York.

     11.2 SURVIVAL. The provisions of Article 8 shall survive the termination of this Agreement, as well as those rights and/or obligations which by their intent or meaning have a validity beyond the termination of this Agreement.

     11.3 SEVERABILITY. In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any law, such provision or requirement shall not be enforced except to the extent that it is not in violation of such law and all other provisions and requirements of this Agreement shall remain in full force and effect.

     11.4 PUBLICITY. If either party wishes to make a public disclosure concerning this Agreement and such disclosure mentions the other party by name or description, such other party will be provided with an advance copy of the disclosure and will have three (3) business days within which to approve or disapprove such use of its name or description. Approval shall not be unreasonably withheld by either party. Absent approval, no public disclosure shall use the name of or otherwise describe such party except to the extent required by law. If the language has already been approved or the language just lists this Agreement, the party making the disclosure shall, if possible, forward a courtesy copy of the publication to the other party prior to release to the public.

     11.5 NOTICE AND PAYMENT.

          11.5.1 NOTICES. Any notice shall be considered properly given if sent by registered air mail, return receipt requested, or overnight courier or by fax to the respective address of each party as follows:


     If to Unimed:       Unimed Pharmaceuticals, Inc.
                              2150 East Lake Cook Road

                         Buffalo Grove, Illinois 60089
                         Attn.: Robert E. Dudley, Ph.D., President
                         Fax No.: 1-847-541-2533

     If to Syntex:       Syntex (U.S.A.) Inc.
                         3401 Hillview Avenue
                         Palo Alto, California 94304
                         Attn.: President
                         Fax No.: 1-415-354-2595

     with a copy to:     Syntex (U.S.A.) Inc.
                         3401 Hillview Avenue
                         Palo Alto, California 94304
                         Attn.: Legal Department
                         Fax No.: 1-415-852-1338

     or to such other address as the addressee shall have last furnished in writing to the addressor.

          11.5.2 PAYMENTS. All payments to Syntex from Unimed under this Agreement shall be wire transferred for value in US Dollars, on the respective payment dates, to the following address:

                         Syntex (U.S.A.) Inc.
                         Account No. 13-104-887
                         at Wachovia Bank of Georgia
                         Atlanta, Georgia
                         ABA # 061000010

     or to any other address that Syntex may designate in writing.

     11.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and terminates all previous agreements whether written or oral. No modification or amendment hereof shall be of any force or effect unless it is in writing and signed by the parties to be bound thereby.

     11.7 FORCE MAJEURE. Neither party shall be liable for any failure or delay in performance under this Agreement which is due in whole or in part directly or indirectly to any cause of any nature beyond the reasonable control of such party, including, without in any way limiting the generality of the foregoing, fire, explosion. earthquake, storm, flood, strike, lockout, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, actions by a regulatory authority, proclamation, decree of a court of competent jurisdiction (not arising out of breach of such party of this Agreement). In the event of a happening of such a cause, the party invoking the Force Majeure shall not be liable to the other thereof and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such Force Majeure shall notify the other party within a period of thirty (30) days, stating the period of time the same is expected to continue, unless the Force Majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay from the Force Majeure exceeds six (6) months, both parties shall consult each other to find an appropriate solution. No event of Force Majeure may be invoked to delay any payments under Article 6. provided that all of the Products have been delivered to Unimed.

     11.8 ASSIGNEES. This Agreement shall be binding upon, and shall inure to the benefit of the respective successors of the parties hereto, or to an assignee of all of the good will and entire business and assets of a party hereto, but shall not otherwise be assignable, without the prior written consent of the other party, which consent will not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives on the dates written below.

UNIMED PHARMACEUTICALS, INC.                       SYNTEX (U.S.A.) INC.


By: /s/ Robert E. Dudley                          By: /s/ David R. Austin
    ------------------------                          ------------------------
    Title: President & CEO                            Title: Vice President
           -----------------                                 -----------------
    Date:  June 16, 1997                              Date:  July 1, 1997
           -----------------                                 -----------------


Attachments: Appendix A - Registrations
              Appendix B - Trademarks
              Appendix C - Supply

                                   APPENDIX A

                                  REGISTRATIONS

INDs

     IND No. 5,724 for 50 mg Anadrol filed April 30, 1969 IND No. 22,965 for 5 mg Anadrol filed October 18, 1983

NDA

     NDA No. 16-848 for 50 mg Anadrol filed January 18, 1972

DIN (Canada)

     DIN No. 02162679 for 50 Mg Anapolon

                                   APPENDIX B

                                   TRADEMARKS



     COUNTRY         TRADEMARK       REGISTRATION NUMBER   REGISTERED OWNER

     United States   Anadrol                719177       Syntex (U.S.A.) Inc.
     Canada          Anapolon               179084       Syntex (U.S.A.) Inc.

                                   APPENDIX C

                                     SUPPLY

FOR MARKET:

      FINISHED DOSAGE FORM:                  50 mg tablets
      QUANTITY IMPRINTED WITH UNIMED. 1,550,000
      QUANTITY IMPRINTED WITH SYNTEX:        100,000
      TIMING OF SUPPLY:   Fourth Quarter Calendar Year 1997

FOR CLINICAL TRIALS:

      FINISHED DOSAGE FORM:                  50 mg tablets
      QUANTITY:                              50,000
      TIMING OF SUPPLY:   Fourth Quarter Calendar Year 1997






                                       C-1